Exhibit No. 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Barnwell Industries, Inc.:
We consent to the incorporation by reference in the registration statement No. 333‑153070 on Form S‑8 of Barnwell Industries, Inc. of our report dated December 20, 2017, with respect to the consolidated balance sheets of Barnwell Industries, Inc. and subsidiaries as of September 30, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and equity for the years then ended, which report appears in the September 30, 2017 annual report on Form 10‑K of Barnwell Industries, Inc.

/s/ KPMG LLP
Honolulu, Hawaii
December 20, 2017